Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

MEDIA: Charles M. Boesel, 312/822-2592 Katrina W. Parker, 312/822-5167	ANALYSTS: Nancy M. Bufalino, 312/822-7757 John J. Hanrahan, 312/822-6586 David C. Adams, 312/822-2183

CNA ANNOUNCES REINSURANCE SETTLEMENT

CHICAGO, September 6, 2007 --- Today, CNA Financial Corporation (NYSE:CNA) announced that on September 4th, 2007 it reached agreement with John Hancock Life Insurance Company, formerly known as John Hancock Mutual Life Insurance Company (John Hancock), to fully and finally settle all exposures under four excess of loss reinsurance treaties (the Treaties) issued by CNA Reinsurance Company Limited (CNA Re Ltd.), a former CNA subsidiary. These Treaties were the subject of arbitration proceedings described in Note G of CNA’s most recent periodic financial report under the heading “IGI Contingency.” CNA expects to record an after-tax loss, net of reinsurance, of approximately $110 million in the third quarter of 2007 in connection with a one-time payment of $250 million pursuant to the settlement terms.

Between April 1, 1997 and December 1, 1999, IGI Underwriting Agencies, Ltd. underwrote a number of reinsurance arrangements with respect to personal accident insurance worldwide (the IGI Program). Under various arrangements, CNA Re Ltd. both assumed risks in the IGI Program as a reinsurer and also ceded a substantial portion of those risks to other companies, including other of CNA’s insurance subsidiaries and ultimately to a group of reinsurers participating in a reinsurance pool known as the Associated Accident and Health Reinsurance Underwriters Facility. A portion of the premiums assumed under the IGI Program relating to United States workers’ compensation “carve-out” business was received from John Hancock under the Treaties. In 2000, CNA Re Ltd. instituted arbitration proceedings against John Hancock seeking rescission of the Treaties, which proceedings are concluded by this settlement.

“The settlement with John Hancock eliminates an exposure from CNA’s book of run-off business,” said Stephen W. Lilienthal, Chairman and Chief Executive Officer of CNA. “We are pleased to put this matter to rest.”

FORWARD-LOOKING STATEMENT

This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.

Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.

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